GS MORTGAGE SECURITIES CORPORATION II,

PURCHASER

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

SELLER

MORTGAGE LOAN PURCHASE AGREEMENT

Dated as of February 1, 2012

Series 2012-GC6

This Mortgage Loan Purchase Agreement (“Agreement”), dated as of February 1, 2012, is between GS Mortgage Securities Corporation II, a Delaware corporation, as purchaser (the “Purchaser”), and Citigroup Global Markets Realty Corp., a New York corporation, as seller (the “Seller”).

Capitalized terms used in this Agreement not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, dated as of February 1, 2012 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (in such capacity, the “Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “Special Servicer”), TriMont Real Estate Advisors, Inc., as operating advisor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which the Purchaser will sell the Mortgage Loans (as defined herein) to a trust fund and certificates representing ownership interests in the Mortgage Loans will be issued by the trust fund (the “Trust Fund”). For purposes of this Agreement, “Mortgage Loans” refers to the mortgage loans listed on Exhibit A and “Mortgaged Properties” refers to the properties securing such Mortgage Loans.

The Purchaser and the Seller wish to prescribe the manner of sale of the Mortgage Loans from the Seller to the Purchaser and in consideration of the premises and the mutual agreements hereinafter set forth, agree as follows:

SECTION 1 Sale and Conveyance of Mortgages; Possession of Mortgage File. The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse (except as otherwise specifically set forth herein), all of its right, title and interest in and to the Mortgage Loans identified on Exhibit A to this Agreement (the “Mortgage Loan Schedule”) including all interest and principal received on or with respect to the Mortgage Loans after the Cut-Off Date (and, in any event, excluding payments of principal and interest first due on the Mortgage Loans on or before the Cut-Off Date). Upon the sale of the Mortgage Loans, the ownership of each related Note, the Seller’s interest in the related Mortgage represented by the Note and the other contents of the related Mortgage File will be vested in the Purchaser and immediately thereafter the Trustee, and the ownership of records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and immediately thereafter the Trustee. The Purchaser will sell the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates (the “Public Certificates”) to the underwriters (the “Underwriters”) specified in the Underwriting Agreement, dated as of January 24, 2012 (the “Underwriting Agreement”), between the Purchaser and the Underwriters, and the Purchaser will sell the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R Certificates (the “Private Certificates”) to the initial purchasers (the “Initial Purchasers” and, collectively with the Underwriters, the “Dealers”) specified in the Purchase Agreement, dated as of January 24, 2012 (the “Certificate Purchase Agreement”), between the Purchaser and Initial Purchasers.

The sale and conveyance of the Mortgage Loans is being conducted on an arms-length basis and upon commercially reasonable terms. As the purchase price for the Mortgage Loans, the Purchaser shall pay, by wire transfer of immediately available funds, to the Seller or at the Seller’s direction $558,202,831.42, plus accrued interest on the Mortgage Loans from and including February 1, 2012 to but excluding the Closing Date (but subject to certain post-

settlement adjustment for expenses incurred by the Underwriters and the Initial Purchasers on behalf of the Depositor and for which the Seller is specifically responsible).

The purchase and sale of the Mortgage Loans shall take place on the Closing Date.

SECTION 2 Books and Records; Certain Funds Received After the Cut-Off Date. From and after the sale of the Mortgage Loans to the Purchaser, record title to each Mortgage and the related Note shall be transferred to the Trustee subject to and in accordance with this Agreement. Any funds due after the Cut-Off Date in connection with a Mortgage Loan received by the Seller shall be held in trust for the benefit of the Trustee as the owner of such Mortgage Loan and shall be transferred promptly to the Trustee. All scheduled payments of principal and interest due on or before the Cut-Off Date but collected after the Cut-Off Date, and all recoveries and payments of principal and interest collected on or before the Cut-Off Date (only in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date and principal prepayments thereon), shall belong to, and shall be promptly remitted to, the Seller.

The transfer of each Mortgage Loan shall be reflected on the Seller’s balance sheets and other financial statements as the sale of such Mortgage Loan by the Seller to the Purchaser. The Seller intends to treat the transfer of each Mortgage Loan to the Purchaser as a sale for tax purposes. Following the transfer of the Mortgage Loans by the Seller to the Purchaser, the Seller shall not take any actions inconsistent with the ownership of the Mortgage Loans by the Purchaser and its assignees.

The transfer of each Mortgage Loan shall be reflected on the Purchaser’s balance sheets and other financial statements as the purchase of such Mortgage Loan by the Purchaser from the Seller. The Purchaser intends to treat the transfer of each Mortgage Loan from the Seller as a purchase for tax purposes. The Purchaser shall be responsible for maintaining, and shall maintain, a set of records for each Mortgage Loan which shall be clearly marked to reflect the transfer of ownership of each Mortgage Loan by the Seller to the Purchaser pursuant to this Agreement.

SECTION 3 Delivery of Mortgage Loan Documents; Additional Costs and Expenses. (a) The Purchaser hereby directs the Seller, and the Seller hereby agrees, such agreement effective upon the transfer of the Mortgage Loans contemplated herein, to deliver or cause to be delivered to the Custodian (on behalf of the Trustee) on the dates set forth in Section 2.01 of the Pooling and Servicing Agreement, all documents, instruments and agreements required to be delivered by the Purchaser, or contemplated to be delivered by the Seller (whether at the direction of the Purchaser or otherwise), to the Custodian with respect to the Mortgage Loans under Section 2.01 of the Pooling and Servicing Agreement, and meeting all the requirements of such Section 2.01 of the Pooling and Servicing Agreement; provided that the Seller shall not be required to deliver any draft documents, privileged communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

(b) The Seller shall deliver to the Master Servicer within ten (10) Business Days after the Closing Date a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Seller, together with (x) all unapplied Escrow Payments in the possession or under control of the Seller that relate to the Mortgage Loans and (y) a statement indicating which Escrow Payments are allocable to each Mortgage Loan); provided that the Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

SECTION 4 Treatment as a Security Agreement. Pursuant to Section 1 hereof, the Seller has conveyed to the Purchaser all of its right, title and interest in and to the Mortgage Loans. The parties intend that such conveyance of the Seller’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a purchase and sale and not a loan. If such conveyance is deemed to be a pledge and not a sale, then the parties also intend and agree that the Seller shall be deemed to have granted, and in such event does hereby grant, to the Purchaser, a first priority security interest in all of its right, title and interest in, to and under the Mortgage Loans, all payments of principal or interest on such Mortgage Loans due after the Cut-Off Date, all other payments made in respect of such Mortgage Loans after the Cut-Off Date (and, in any event, excluding scheduled payments of principal and interest due on or before the Cut-Off Date) and all proceeds thereof, and that this Agreement shall constitute a security agreement under applicable law. If such conveyance is deemed to be a pledge and not a sale, the Seller consents to the Purchaser hypothecating and transferring such security interest in favor of the Trustee and transferring the obligation secured thereby to the Trustee.

SECTION 5 Covenants of the Seller. The Seller covenants with the Purchaser as follows:

(a) it shall record or cause a third party to record in the appropriate public recording office for real property the assignments of assignment of leases, rents and profits and the assignments of Mortgage and each related UCC-2 and UCC-3 financing statement referred to in the definition of Mortgage File from the Seller to the Trustee as and to the extent contemplated under Section 2.01(c) of the Pooling and Servicing Agreement. All out of pocket costs and expenses relating to the recordation or filing of such assignments, assignments of Mortgage and financing statements shall be paid by the Seller. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Seller shall prepare a substitute therefor or cure such defect or cause such to be done, as the case may be, and the Seller shall deliver such substitute or corrected document or instrument to the Trustee (or, if the Mortgage Loan is then no longer subject to the Pooling and Servicing Agreement, the then holder of such Mortgage Loan);

(b) it shall take any action reasonably required by the Purchaser, the Trustee or the Master Servicer in order to assist and facilitate the transfer of the servicing of the

Mortgage Loans to the Master Servicer, including effectuating the transfer of any letters of credit with respect to any Mortgage Loan to the Master Servicer on behalf of the Trustee for the benefit of Certificateholders. Prior to the date that a letter of credit with respect to any Mortgage Loan is transferred to the Master Servicer, the Seller will cooperate with the reasonable requests of the Master Servicer or Special Servicer, as applicable, in connection with effectuating a draw under such letter of credit as required under the terms of the related Loan Documents;

(c) the Seller shall provide the Master Servicer the initial data with respect to each Mortgage Loan for the CREFC Financial File and the CREFC Loan Periodic Update File that are required to be prepared by the Master Servicer pursuant to the Pooling and Servicing Agreement and the Supplemental Servicer Schedule;

(d) if (during the period of time that the Underwriters are required, under applicable law, to deliver a prospectus related to the Public Certificates in connection with sales of the Public Certificates by an Underwriter or a dealer) the Seller has obtained actual knowledge of undisclosed or corrected information related to an event that occurred prior to the Closing Date, which event causes there to be an untrue statement of a material fact with respect to the Seller Information in the Prospectus Supplement dated January 24, 2012 relating to the Public Certificates, the annexes and exhibits thereto and the DVD delivered therewith, or the Offering Circular dated January 24, 2012 relating to the Private Certificates, the annexes and exhibits thereto and the DVD delivered therewith (collectively, the “Offering Documents”), or causes there to be an omission to state therein a material fact with respect to the Seller Information required to be stated therein or necessary to make the statements therein with respect to the Seller Information, in light of the circumstances under which they were made, not misleading, then the Seller shall promptly notify the Dealers and the Depositor. If as a result of any such event the Dealers’ legal counsel determines that it is necessary to amend or supplement the Offering Documents in order to correct the untrue statement, or to make the statements therein, in the light of the circumstances when the Offering Documents are delivered to a purchaser, not misleading, or to make the Offering Documents in compliance with applicable law, the Seller shall (to the extent that such amendment or supplement solely relates to the Seller Information) at the expense of the Seller, do all things reasonably necessary to assist the Depositor to prepare and furnish to the Dealers, such amendments or supplements to the Offering Documents as may be necessary so that the statements in the Offering Documents, as so amended or supplemented, will not contain an untrue statement, will not, in the light of the circumstances when the Offering Documents are delivered to a purchaser, be misleading and will comply with applicable law. (All terms under this clause (d) and not otherwise defined in this Agreement shall have the meanings set forth in the Indemnification Agreement, dated as of January 24, 2012, among the Underwriters, the Initial Purchasers, the Seller and the Purchaser (the “Indemnification Agreement” and, together with this Agreement, the “Operative Documents”)); and

(e) for so long as the Trust Fund is subject to the reporting requirements of the Exchange Act, the Seller shall provide the Depositor and the Trustee with any Additional Form 10-D Disclosure, any Additional Form 10-K Disclosure and any Form 8-K Disclosure Information indicated on Exhibit U, Exhibit V and Exhibit Z to the Pooling and Servicing Agreement within the time periods set forth in the Pooling and Servicing Agreement.

SECTION 6 Representations and Warranties.

(a) The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

(i) The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to own its assets and conduct its business, is duly qualified as a foreign organization in good standing in all jurisdictions to the extent such qualification is necessary to hold and sell the Mortgage Loans or otherwise comply with its obligations under this Agreement except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and the Seller has taken all necessary action to authorize the execution and delivery of, and performance under, the Operative Documents and has duly executed and delivered each Operative Document, and has the power and authority to execute, deliver and perform under each Operative Document and all the transactions contemplated hereby and thereby, including, but not limited to, the power and authority to sell, assign, transfer, set over and convey the Mortgage Loans in accordance with this Agreement;

(ii) Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii) The execution and delivery of each Operative Document by the Seller and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which the Seller is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Seller’s organizational documents or any agreement or instrument to which the Seller is a party or by which it is bound, or any order or decree applicable to the Seller, or result in the creation or imposition of any lien on any of the Seller’s assets or property, in each case, which would materially and adversely affect the ability of the Seller to carry out the transactions contemplated by the Operative Documents;

(iv) There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened against the Seller in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Seller to carry out the transactions contemplated by each Operative Document;

(v) The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect its performance under any Operative Document;

(vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, each Operative Document or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by the Seller; and

(vii) The transfer, assignment and conveyance of the Mortgage Loans by the Seller to the Purchaser is not subject to bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(b) The Purchaser represents and warrants to the Seller as of the Closing Date that:

(i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder, and the Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has duly executed and delivered this Agreement, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby;

(ii) Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii) The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not conflict with any provision of any law or regulation to which the Purchaser is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Purchaser’s organizational documents or any agreement or instrument to which the Purchaser is a party or by which it is bound, or any order or decree applicable to the Purchaser, or result in the creation or imposition of any lien on any of the Purchaser’s assets or property, in each case which would materially and adversely affect the ability of the Purchaser to carry out the transactions contemplated by this Agreement;

(iv) There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of this Agreement or any action taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement;

(v) The Purchaser is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Purchaser or its properties or might have consequences that would materially and adversely affect its performance under any Operative Document; and

(vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement other than those that have been obtained by the Purchaser.

(c) The Seller further makes the representations and warranties as to the Mortgage Loans set forth in Exhibit B to this Agreement as of the Cut-Off Date or other date set forth in Exhibit B to this Agreement, which representations and warranties are subject to the exceptions thereto set forth in Exhibit C to this Agreement.

(d) Pursuant to the Pooling and Servicing Agreement, if any party thereto discovers that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”), or discovers or receives notice of a breach of any representation or warranty of the Seller made pursuant to Section 6(c) of this Agreement with respect to any Mortgage Loan (a “Breach”), such party is required to give prompt written notice thereof to the Seller.

(e) Pursuant to the Pooling and Servicing Agreement, the Special Servicer is required to determine whether any such Document Defect or Breach with respect to any Mortgage Loan materially and adversely affects, or such Document Defect is deemed in accordance with the Pooling and Servicing Agreement to materially and adversely affect, the value of the Mortgage Loan or any related REO Property or the interests of the Certificateholders therein (any such Document Defect shall constitute a “Material Document Defect” and any such Breach shall constitute a “Material Breach”). If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer will be required to give prompt written notice thereof to the Seller. Promptly upon becoming aware of any such Material Document Defect or Material Breach (including through a written notice given by any party hereto, as provided above if the Document Defect or Breach identified therein is a Material Document Defect or Material Breach, as the case may be), the Seller shall, not later than 90 days from the earlier of the Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, not later than 90 days from any party discovering such Material Document Defect or Material Breach provided the Seller receives notice thereof in a timely manner), cure the same in all material respects (which cure shall include payment of any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, the Seller shall either (i) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the Master Servicer, for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith or (ii) repurchase the affected Mortgage Loan or the interest thereby represented in any related REO Property at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account (or, in the case of an REO Property, to the related REO Account); provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then the Seller shall have an additional 90 days to complete such cure (or, in the event of a failure to so cure, to complete such repurchase of the related Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as described above) it being understood and agreed that, in connection with the Seller’s receiving such additional 90 day period, the Seller shall deliver an Officer’s Certificate to the Trustee setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period; and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of the Seller to have received the recorded document, then the Seller shall be entitled to continue to defer its cure, substitution or repurchase obligations in respect of such Document Defect so long as the Seller certifies to the Trustee every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that the Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, substitution or repurchase may continue beyond the date that is 18 months following the Closing Date. Any such repurchase of a Mortgage Loan shall be on a servicing released basis. The Seller shall have no obligation to monitor the Mortgage Loans regarding the existence of a breach or a document defect, but if the Seller discovers a Material Breach or Material Document Defect with respect to a Mortgage Loan, it will notify the Purchaser.

Subject to the Seller’s right to cure set forth above in this Section 6(e), and further subject to Sections 2.01(b) and 2.01(c) of the Pooling and Servicing Agreement, failure of the Seller to deliver the documents referred to in clauses (1), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in the Pooling and Servicing Agreement in accordance with this Agreement and the Pooling and Servicing Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except such deemed

Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(f) In connection with any repurchase or substitution of one or more Mortgage Loans pursuant to this Section 6, the Pooling and Servicing Agreement shall provide that the Trustee, the Custodian, the Master Servicer and the Special Servicer shall each tender to the repurchasing entity, upon delivery to each of them of a receipt executed by the repurchasing entity, all portions of the Mortgage File and other documents and Escrow Payments pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the repurchasing or substituting entity or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security therefor to the Seller or its designee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied.

(g) The representations and warranties of the parties hereto shall survive the execution and delivery and any termination of this Agreement and shall inure to the benefit of the respective parties, notwithstanding any restrictive or qualified endorsement on the Notes or Assignment of Mortgage or the examination of the Mortgage Files.

(h) Each party hereby agrees to promptly notify the other party of any breach of a representation or warranty contained in Section 6(c) of this Agreement. The Seller’s obligation to cure any breach or repurchase or substitute any affected Mortgage Loan pursuant to this Section 6 shall constitute the sole remedy available to the Purchaser in connection with a breach of any of the Seller’s representations or warranties contained in Section 6(c) of this Agreement.

(i) The Seller shall promptly notify the Depositor if (i) the Seller receives a Repurchase Communication of a Repurchase Request (other than from the Depositor), (ii) the Seller repurchases or replaces a Mortgage Loan, (iii) the Seller receives a Repurchase Communication of a Repurchase Request Withdrawal (other than from the Depositor) or (iv) the Seller rejects or disputes any Repurchase Request. Each such notice shall be given no later than the tenth (10th) Business Day after (A) with respect to clauses (i) and (iii) of the preceding sentence, receipt of a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, as applicable, and (B) with respect to clauses (ii) and (iv) of the preceding sentence, the occurrence of the event giving rise to the requirement for such notice, and shall include (1) the identity of the related Mortgage Loan, (2) the date (x) such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal was received, (y) the related Mortgage Loan was repurchased or replaced or (z) the Repurchase Request was rejected or disputed, as applicable, and (3) if known, the basis for (x) the Repurchase Request (as asserted in the Repurchase Request) or (y) any rejection or dispute of a Repurchase Request, as applicable.

The Seller shall provide to the Depositor and the Trustee a true, correct and complete copy of the relevant portions of any Form ABS-15G that the Seller is required to file with the Securities and Exchange Commission with respect to the Mortgage Loans on or before the date that is five (5) Business Days before the date such Form ABS-15G is required to be filed with the Securities and Exchange Commission.

In addition, the Seller shall provide the Depositor, upon request, such other information in its possession as would permit the Depositor to comply with its obligations under Rule 15Ga-1 under the Exchange Act to disclose fulfilled and unfulfilled repurchase requests. Any such information requested shall be provided as promptly as practicable after such request is made.

The Seller agrees that no 15Ga-1 Notice Provider will be required to provide information in a 15Ga-1 Notice that is protected by the attorney-client privilege or attorney work product doctrines. In addition, the Seller hereby acknowledges that (i) any 15Ga-1 Notice provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement is so provided only to assist the Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement by a 15Ga-1 Notice Provider shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to this Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

Each party hereto agrees that the receipt of a 15Ga-1 Notice or the delivery of any notice required to be delivered pursuant to this Section 6(i) shall not, in and of itself, constitute delivery of notice of, receipt of notice of, or knowledge of the Seller of, any Material Document Defect or Material Breach.

“Repurchase Communication” means, for purposes of this Section 6(i) only, any communication, whether oral or written, which need not be in any specific form.

SECTION 7 Review of Mortgage File. The Purchaser shall require the Trustee pursuant to the Pooling and Servicing Agreement to review the Mortgage Files pursuant to Section 2.02 of the Pooling and Servicing Agreement and if it finds any document or documents not to have been properly executed, or to be missing or to be defective on its face in any material respect, to notify the Purchaser, which shall promptly notify the Seller.

SECTION 8 Conditions to Closing. The obligation of the Seller to sell the Mortgage Loans shall be subject to the Seller having received the purchase price for the Mortgage Loans as contemplated by Section 1 of this Agreement. The obligations of the Purchaser to purchase the Mortgage Loans shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Each of the obligations of the Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with and all of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the Closing Date or as of such other date as of which such representation is made under the terms of Exhibit B to this Agreement, and no event shall have occurred as of the Closing Date which would constitute a default on the part of the Seller under this Agreement, and the Purchaser shall have received a certificate to the foregoing effect signed by an authorized officer of the Seller substantially in the form of Exhibit D to this Agreement.

(b) The Pooling and Servicing Agreement (to the extent it affects the obligations of the Seller hereunder), in such form as is agreed upon and acceptable to the Purchaser, the Seller, the Underwriters, the Initial Purchasers and their respective counsel in their reasonable discretion, shall be duly executed and delivered by all signatories as required pursuant to the terms thereof.

(c) The Purchaser shall have received the following additional closing documents:

(i) copies of the Seller’s Articles of Association, charter, by-laws or other organizational documents and all amendments, revisions, restatements and supplements thereof, certified as of a recent date by the Secretary of the Seller;

(ii) a certificate as of a recent date of the Secretary of State of the State of New York to the effect that the Seller is duly organized, existing and in good standing in the State of New York;

(iii) an officer’s certificate of the Seller in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency;

(iv) an opinion of counsel of the Seller, subject to customary exceptions and carve-outs, in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency; and

(v) a letter from counsel of the Seller substantially to the effect that (a) nothing has come to such counsel’s attention that would lead such counsel to believe that the Primary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular or the Final Offering Circular (each as defined in the Indemnification Agreement), as of the date thereof or as of the Closing Date contain, with respect to the Seller or the Mortgage Loans, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein relating to the Seller or the Mortgage Loans, in the light of the circumstances under which they were made, not misleading and (b) the Seller Information (as defined in the Indemnification Agreement) in the Prospectus Supplement satisfies the applicable requirements of Regulation AB.

(d) The Public Certificates shall have been concurrently issued and sold pursuant to the terms of the Underwriting Agreement. The Private Certificates shall have been concurrently issued and sold pursuant to the terms of the Certificate Purchase Agreement.

(e) The Seller shall have executed and delivered concurrently herewith the Indemnification Agreement.

(f) The Seller shall furnish the Purchaser, the Underwriters and the Initial Purchasers with such other certificates of its officers or others and such other documents and opinions to evidence fulfillment of the conditions set forth in this Agreement as the Purchaser and its counsel may reasonably request.

SECTION 9 Closing. The closing for the purchase and sale of the Mortgage Loans shall take place at the office of Cadwalader, Wickersham & Taft LLP, New York, New York, at 10:00 a.m., on the Closing Date or such other place and time as the parties shall agree.

SECTION 10 Expenses. The Seller will pay its pro rata share (the Seller’s pro rata portion to be determined according to the percentage that the aggregate principal balance as of the Cut-Off Date of all the Mortgage Loans represents as to the aggregate principal balance as of the Cut-Off Date of all the mortgage loans to be included in the Trust Fund) of all costs and expenses of the Purchaser in connection with the transactions contemplated herein, including, but not limited to: (i) the costs and expenses of the Purchaser in connection with the purchase of the Mortgage Loans; (ii) the costs and expenses of reproducing and delivering the Pooling and Servicing Agreement and this Agreement and printing (or otherwise reproducing) and delivering the Certificates; (iii) the reasonable and documented fees, costs and expenses of the Trustee and the Trustee’s counsel; (iv) the fees and disbursements of a firm of certified public accountants selected by the Purchaser and the Seller with respect to numerical information in respect of the Mortgage Loans and the Certificates included in the Prospectus, Primary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular, the Final Offering Circular and any related 8-K Information (as defined in the Underwriting Agreement), including the cost of obtaining any “comfort letters” with respect to such items; (v) the costs and expenses in connection with the qualification or exemption of the Certificates under state securities or blue sky laws, including filing fees and reasonable fees and disbursements of counsel in connection therewith; (vi) the costs and expenses in connection with any determination of the eligibility of the Certificates for investment by institutional investors in any jurisdiction and the preparation of any legal investment survey, including reasonable fees and disbursements of counsel in connection therewith; (vii) the costs and expenses in connection with printing (or otherwise reproducing) and delivering the Registration Statement, Prospectus, Primary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular, Final Offering Circular and the reproducing and delivery of this Agreement and the furnishing to the Underwriters of such copies of the Registration Statement, Prospectus, Primary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular, Final Offering Circular and this Agreement as the Underwriters may reasonably request; (viii) the fees of the rating agency or agencies requested to rate the Certificates; (ix) the reasonable fees and expenses of Cadwalader, Wickersham & Taft LLP, as counsel to the Purchaser; and (x) the reasonable fees and expenses of Kaye Scholer LLP, as counsel to the Underwriters and the Initial Purchasers.

SECTION 11 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. Furthermore, the parties shall in good faith endeavor to replace any provision held to be invalid or unenforceable with a valid and enforceable provision which most closely resembles, and which has the same economic effect as, the provision held to be invalid or unenforceable.

SECTION 12 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14 Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

SECTION 15 No Third-Party Beneficiaries. The parties do not intend the benefits of this Agreement to inure to any third party except as expressly set forth in Section 16.

SECTION 16 Assignment. The Seller hereby acknowledges that the Purchaser has, concurrently with the execution hereof, executed and delivered the Pooling and Servicing Agreement and that, in connection therewith, it has assigned its rights hereunder to the Trustee for the benefit of the Certificateholders. The Seller hereby acknowledges its obligations pursuant to Sections 2.01, 2.02 and 2.03 of the Pooling and Servicing Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and their permitted successors and assigns. Any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller may become a party, or any Person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder without any further act. The warranties and representations and the agreements made by the Seller herein shall survive delivery of the Mortgage Loans to the Trustee until the termination of the Pooling and Servicing Agreement, but shall not be further assigned by the Trustee to any Person.

SECTION 17 Notices. All communications hereunder shall be in writing and effective only upon receipt and (i) if sent to the Purchaser, will be mailed, hand delivered, couriered or sent by facsimile transmission to it at 200 West Street, New York, New York 10282, to the attention of Leah Nivison, fax number (212) 428-1439, with a copy to Gary Silber, fax number (212) 493-9003, (ii) if sent to the Seller, will be mailed, hand delivered, couriered or sent by facsimile transmission or electronic mail and confirmed to it at Citigroup Global Markets Realty Corp., 390 Greenwich Street, 5th Floor, New York, New York 10013, to the attention of Paul Vanderslice, fax number (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, and 388 Greenwich Street, 19th Floor, New York, New York 10013, to the attention of Richard Simpson, fax number (646) 328-2943, and Ryan M. O’Connor, fax number (646) 328-2943, respectively, and with an electronic copy emailed to Richard Simpson at richard.simpson@citi.com and to Ryan M. O’Connor at ryan.m.oconnor@citi.com, and (iii) in the case of any of the preceding parties, such other address as may hereafter be furnished to the other party in writing by such parties.

SECTION 18 Amendment. This Agreement may be amended only by a written instrument which specifically refers to this Agreement and is executed by the Purchaser and the Seller. This Agreement shall not be deemed to be amended orally or by virtue of any continuing custom or practice. No amendment to the Pooling and Servicing Agreement which relates to defined terms contained therein or any obligations or rights of the Seller whatsoever shall be effective against the Seller unless the Seller shall have agreed to such amendment in writing.

SECTION 19 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 20 Exercise of Rights. No failure or delay on the part of any party to exercise any right, power or privilege under this Agreement and no course of dealing between the Seller and the Purchaser shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 6(h) of this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any party would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of either party to any other or further action in any circumstances without notice or demand.

SECTION 21 No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto. Nothing herein contained shall be deemed or construed as creating an agency relationship between the Purchaser and the Seller and neither party shall take any action which could reasonably lead a third party to assume that it has the authority to bind the other party or make commitments on such party’s behalf.

SECTION 22 Miscellaneous. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the waiver, discharge or termination is sought.

SECTION 23 Further Assurances. The Seller and Purchaser each agree to execute and deliver such instruments and take such further actions as any party hereto may, from time to time, reasonably request in order to effectuate the purposes and carry out the terms of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GS MORTGAGE SECURITIES CORPORATION II

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A-1

GSMS 2012-GC6 Citi Mortgage Loan Schedule

Control Number	Footnotes	Loan Number	Property Name	Address	City	State	Zip Code	Cut-Off Date Balance ($)	Original Mortgage Loan Rate (%)
3		4775	SunTrust International Center	1 Southeast 3rd Avenue and 255/261 Northeast 1st Street	Miami	Florida	33131	61,875,000	5.50000%
4		5209	LHG Hotel Portfolio					59,844,939	5.95000%
4.01		5209-5	Residence Inn - Rancho Cordova, CA	2779 Prospect Park Drive	Rancho Cordova	California	95670
4.02		5209-2	Residence Inn - Poland, OH	7396 Tiffany South	Poland	Ohio	44514
4.03		5209-3	Residence Inn - Westminster, CO	5010 West 88th Place	Westminster	Colorado	80031
4.04		5209-4	Fairfield Inn & Suites - Midland, TX	2300 Faulkner Drive	Midland	Texas	79705
4.05		5209-1	Residence Inn - Canton, OH	5280 Broadmoor Circle Northwest	Canton	Ohio	44709
4.06		5209-6	Courtyard by Marriott - Lubbock, TX	4011 South Loop 289	Lubbock	Texas	79423
4.07		5209-8	Fairfield Inn - Jackson, MI	2395 Shirley Drive	Jackson	Michigan	49202
4.08		5209-7	Fairfield Inn - Bryan, TX	4613 South Texas Avenue	Bryan	Texas	77802
4.09		5209-10	Fairfield Inn - Grand Rapids, MI	3930 Stahl Drive Southeast	Grand Rapids	Michigan	49546
4.10		5209-11	Fairfield Inn & Suites - Saint Cloud, MN	4120 2nd Street South	Saint Cloud	Minnesota	56301
4.11		5209-9	Fairfield Inn - Mansfield, OH	1065 North Lexington Springmill Road	Mansfield	Ohio	44906
4.12		5209-12	Country Inn & Suites - Rochester, MN	4323 Highway 52 North	Rochester	Minnesota	55901
5		5190	Mansards Apartments	1818 North Mansard Boulevard	Griffith	Indiana	46319	50,955,929	5.84000%
8		4984	Pittsford Plaza	3349 Monroe Avenue	Rochester	New York	14618	44,000,000	5.85000%
10		4654	Red Rose Commons	1700 Fruitville Pike	Lancaster	Pennsylvania	17601	29,673,339	5.14000%
13	1	4683	Olympia Medical Plaza	5901, 5951 & 5975 West Olympic Boulevard	Los Angeles	California	90036	19,900,157	6.03000%
14		5124	CJL Realty Portfolio					17,618,785	5.76000%
14.01		5124-1	Summer Hill	4156 Signature Drive	Doylestown	Pennsylvania	18902
14.02		5124-3	Amity Commons	600 Lake Drive	Douglassville	Pennsylvania	19518
14.03		5124-2	Heritage House	212 East Mount Vernon Street	Lansdale	Pennsylvania	19446
18		4997	Hull - Aurora	413-423 Merhar Avenue	Fairbanks	Alaska	99701	14,976,807	6.27000%
23		4976	Lakeside Plaza I	17372 Lakeside Hills Plaza	Omaha	Nebraska	68130	13,966,478	6.45000%
24		5134	Emerald Hospitality Portfolio					13,965,896	6.25000%
24.01		5134-2	Hilton Garden Inn - Wooster, OH	959 Dover Road	Wooster	Ohio	44691
24.02		5134-3	Hampton Inn - Wooster, OH	4253 Burbank Road	Wooster	Ohio	44691
24.03		5134-4	Hampton Inn - New Philadelphia, OH	1299 West High Avenue	New Philadelphia	Ohio	44663
30		4973	Bi-Lo Portfolio					9,965,663	6.09000%
30.01		4973-1	Collins Shopping Center	715 East Wade Hampton Boulevard	Greer	South Carolina	29651
30.02		4973-2	Edenwood Shopping Center	2427-2453 Charleston Highway	Cayce	South Carolina	29033
30.03		4973-3	Gaffney Shopping Center	1013 West Floyd Baker Boulevard	Gaffney	South Carolina	29341
30.04		4973-4	Chesnee Shopping Center	712-720 South Alabama Avenue	Chesnee	South Carolina	29323
31		4968	Timbercrest Village MHP	25903 Elmfield Drive	Spring	Texas	77389	9,908,985	6.40000%

GSMS 2012-GC6 Citi Mortgage Loan Schedule

Control Number	Footnotes	Loan Number	Property Name	Address	City	State	Zip Code	Cut-Off Date Balance ($)	Original Mortgage Loan Rate (%)
32		5312	145 Spring Street & 474 Broome Street					9,484,746	6.13000%
32.01		5312-1	145 Spring Street	145 Spring Street	New York	New York	10012
32.02		5312-2	474 Broome Street	474 Broome Street	New York	New York	10013
34		4651	Preston Belt Line Office Park	15150 Preston Road & 6009 and 6029 Belt Line Road	Dallas	Texas	75254	8,738,993	5.54000%
35		5346	Cottage Cove	412 Village Park Road	Kannapolis	North Carolina	28081	4,875,660	6.04000%
36		5347	Homestead Village	7434 Capital Boulevard	Raleigh	North Carolina	27616	3,436,031	6.04000%
39	2	5127	Club at Spring Valley	3091 Sagebrook Drive	Miamisburg	Ohio	45342	7,827,804	5.75000%
40		4865	NAFTA Brownsville	3201-3501 NAFTA Parkway	Brownsville	Texas	78526	7,272,665	5.68000%
41		4925	Amazing Spaces - The Woodlands	18250 Interstate 45 South	Shenandoah	Texas	77384	6,958,933	5.62000%
42		5316	Russell Center	360-399 Diederich Boulevard & 320 Russell Road	Ashland	Kentucky	41101	6,784,592	6.15000%
44		4650	Forest Green Office Park	11882-11886 and 11910 Greenville Avenue	Dallas	Texas	75243	6,611,163	5.64000%
45		5041	Orange Canyon Plaza	7520-7618 East Chapman Avenue	Orange	California	92869	6,283,607	6.50000%
46		4982	Inverness MHP	6230 Lewis Avenue	Temperance	Michigan	48182	5,974,376	6.25000%
47		5021	Freedom Self Storage Portfolio					5,973,619	6.12500%
47.01		5021-1	Freedom Meridian	943 West Overland Road	Meridian	Idaho	83642
47.02		5021-2	Freedom Boise	8303 Vincent Street	Boise	Idaho	83709
47.03		5021-3	Freedom Star	9864 West State Street	Star	Idaho	83669
47.04		5021-4	Freedom Caldwell	809 South Kcid Road	Caldwell	Idaho	83605
48		4736	Austin Centennial	7301 Burnet Road	Austin	Texas	78757	5,951,774	5.55000%
49		5106	Hampton Inn Birmingham	30 State Farm Parkway	Birmingham	Alabama	35209	5,663,980	6.40000%
51		4949	Rockfish Commons	5555 Waldos Beach Road	Fayetteville	North Carolina	28306	5,462,549	5.77000%
52		4950	Shoppes at Summit	1655 Buffalo Lake Road	Sanford	North Carolina	27332	5,278,117	5.77000%
53		5382	Dollar Self Storage	1475 American Pacific Drive	Henderson	Nevada	89074	4,927,517	6.11000%
54		5254	Holiday Inn Express - Baltimore, MD	221 North Gay Street	Baltimore	Maryland	21202	4,691,136	6.40000%
56		4823	6312 North Nagle Avenue	6312 North Nagle Avenue	Chicago	Illinois	60646	4,322,891	5.35000%
57		4821	AA Storage at Fair Park	5700 West 10th Street	Little Rock	Arkansas	72204	3,886,804	6.15000%
58		4879	Ellis Street Apartments	4721-4729 South Ellis Avenue	Chicago	Illinois	60615	3,871,590	5.32000%
59		4657	Arlington Acres MHP	Route 201 (aka North Stonington Road)	Stonington	Connecticut	06378	3,863,757	6.07000%
60		4928	Grandshire Estate	851 Willow Street	Fowlerville	Michigan	48836	3,784,807	5.98000%
61		4977	Millside Office Building	2170 Buckthorne Place	The Woodlands	Texas	77380	3,779,668	6.02000%
62		5455	Autumn Oaks	2221 Fanning Road	Winston Salem	North Carolina	27107	3,676,982	6.04000%
63		5101	Westpark Business Center	6300 Westpark Drive	Houston	Texas	77057	3,626,305	6.25000%
65		4970	West Davidson Village	4705 S NC Highway 150	Tyro	North Carolina	27295	3,313,769	5.77000%
67		5146	Wheel Estates MHP	3107 Mustang Drive	Grapevine	Texas	76051	3,239,271	6.25000%
68		4919	Meyerland Center	10350 & 10400 South Post Oak Road	Houston	Texas	77035	3,219,645	5.89000%
70		5211	Eldora Estates and Shady Acres MHP Portfolio					3,042,697	6.45000%
70.01		5211-1	Eldora Estates	610 East Eldora Road	Pharr	Texas	78577
70.02		5211-2	Shady Acres Resort	310 Hester Avenue	Donna	Texas	78537
72		5001	Regal Parking Garage	33 West 56th Street	New York	New York	10019	3,000,000	4.39000%
73		5280	Edgewood Square Shopping Center	2261 Edgewood Avenue West	Jacksonville	Florida	32209	2,997,469	5.93300%
74		5008	LARP II Portfolio					2,889,198	5.75000%
74.01		5008-1	5528 South Cornell Avenue	5528 South Cornell Avenue	Chicago	Illinois	60637
74.02		5008-2	1018 East 54th Street	1018 East 54th Street	Chicago	Illinois	60615
75		4365	Hobe Village	11411, 11465, 11475, 11485 and 11495 Southeast Federal Highway	Hobe Sound	Florida	33455	2,788,104	6.07000%
76		5263	Regency Plaza - Food Lion	2101 South Tarboro Street	Wilson	North Carolina	27893	2,532,562	5.60000%
77		5125	Lockaway Self Storage	5400 East Central Texas Expressway	Killeen	Texas	76543	2,435,549	6.12000%
80		5330	Gulf Breeze MHP	1313 North Minnesota Avenue	Brownsville	Texas	78521	1,328,456	7.25000%

GSMS 2012-GC6 Citi Mortgage Loan Schedule

Control Number	Footnotes	Loan Number	Property Name	Remaining Term To Maturity (Mos.)	Maturity Date	Remaining Amortization Term (Mos.)	Subservicing Fee Rate (%)	Servicing Fee Rate (%)	Mortgage Loan Seller	Crossed With Other Loans (Crossed Group)
3		4775	SunTrust International Center	114	8/6/2021	360	0.00000%	0.07000%	CGMRC	NAP
4		5209	LHG Hotel Portfolio	118	12/6/2021	298	0.05000%	0.05000%	CGMRC	NAP
4.01		5209-5	Residence Inn - Rancho Cordova, CA
4.02		5209-2	Residence Inn - Poland, OH
4.03		5209-3	Residence Inn - Westminster, CO
4.04		5209-4	Fairfield Inn & Suites - Midland, TX
4.05		5209-1	Residence Inn - Canton, OH
4.06		5209-6	Courtyard by Marriott - Lubbock, TX
4.07		5209-8	Fairfield Inn - Jackson, MI
4.08		5209-7	Fairfield Inn - Bryan, TX
4.09		5209-10	Fairfield Inn - Grand Rapids, MI
4.10		5209-11	Fairfield Inn & Suites - Saint Cloud, MN
4.11		5209-9	Fairfield Inn - Mansfield, OH
4.12		5209-12	Country Inn & Suites - Rochester, MN
5		5190	Mansards Apartments	119	1/6/2022	359	0.03000%	0.05000%	CGMRC	NAP
8		4984	Pittsford Plaza	115	9/6/2021	360	0.00000%	0.07000%	CGMRC	NAP
10		4654	Red Rose Commons	113	7/6/2021	353	0.00000%	0.07000%	CGMRC	NAP
13	1	4683	Olympia Medical Plaza	115	9/6/2021	355	0.00000%	0.07000%	CGMRC	NAP
14		5124	CJL Realty Portfolio	118	12/6/2021	358	0.00000%	0.07000%	CGMRC	NAP
14.01		5124-1	Summer Hill
14.02		5124-3	Amity Commons
14.03		5124-2	Heritage House
18		4997	Hull - Aurora	118	12/6/2021	358	0.00000%	0.07000%	CGMRC	NAP
23		4976	Lakeside Plaza I	117	11/6/2021	357	0.05000%	0.05000%	CGMRC	NAP
24		5134	Emerald Hospitality Portfolio	118	12/6/2021	298	0.00000%	0.07000%	CGMRC	NAP
24.01		5134-2	Hilton Garden Inn - Wooster, OH
24.02		5134-3	Hampton Inn - Wooster, OH
24.03		5134-4	Hampton Inn - New Philadelphia, OH
30		4973	Bi-Lo Portfolio	116	10/6/2021	356	0.00000%	0.07000%	CGMRC	NAP
30.01		4973-1	Collins Shopping Center
30.02		4973-2	Edenwood Shopping Center
30.03		4973-3	Gaffney Shopping Center
30.04		4973-4	Chesnee Shopping Center
31		4968	Timbercrest Village MHP	115	9/6/2021	355	0.00000%	0.07000%	CGMRC	NAP

GSMS 2012-GC6 Citi Mortgage Loan Schedule

Control Number	Footnotes	Loan Number	Property Name	Remaining Term To Maturity (Mos.)	Maturity Date	Remaining Amortization Term (Mos.)	Subservicing Fee Rate (%)	Servicing Fee Rate (%)	Mortgage Loan Seller	Crossed With Other Loans (Crossed Group)
32		5312	145 Spring Street & 474 Broome Street	118	12/6/2021	358	0.00000%	0.07000%	CGMRC	NAP
32.01		5312-1	145 Spring Street
32.02		5312-2	474 Broome Street
34		4651	Preston Belt Line Office Park	113	7/6/2021	353	0.00000%	0.07000%	CGMRC	NAP
35		5346	Cottage Cove	119	1/6/2022	359	0.00000%	0.07000%	CGMRC	Group A
36		5347	Homestead Village	119	1/6/2022	299	0.00000%	0.07000%	CGMRC	Group A
39	2	5127	Club at Spring Valley	57	11/6/2016	357	0.00000%	0.07000%	CGMRC	NAP
40		4865	NAFTA Brownsville	114	8/6/2021	354	0.03000%	0.07000%	CGMRC	NAP
41		4925	Amazing Spaces - The Woodlands	114	8/6/2021	354	0.00000%	0.07000%	CGMRC	NAP
42		5316	Russell Center	119	1/6/2022	359	0.00000%	0.07000%	CGMRC	NAP
44		4650	Forest Green Office Park	114	8/6/2021	354	0.00000%	0.07000%	CGMRC	NAP
45		5041	Orange Canyon Plaza	115	9/6/2021	355	0.00000%	0.07000%	CGMRC	NAP
46		4982	Inverness MHP	115	9/6/2021	355	0.00000%	0.07000%	CGMRC	NAP
47		5021	Freedom Self Storage Portfolio	115	9/6/2021	355	0.00000%	0.07000%	CGMRC	NAP
47.01		5021-1	Freedom Meridian
47.02		5021-2	Freedom Boise
47.03		5021-3	Freedom Star
47.04		5021-4	Freedom Caldwell
48		4736	Austin Centennial	112	6/6/2021	352	0.00000%	0.07000%	CGMRC	NAP
49		5106	Hampton Inn Birmingham	55	9/6/2016	295	0.00000%	0.07000%	CGMRC	NAP
51		4949	Rockfish Commons	114	8/6/2021	294	0.03000%	0.07000%	CGMRC	NAP
52		4950	Shoppes at Summit	114	8/6/2021	294	0.03000%	0.07000%	CGMRC	NAP
53		5382	Dollar Self Storage	117	11/1/2021	297	0.05000%	0.05000%	CGMRC	NAP
54		5254	Holiday Inn Express - Baltimore, MD	119	1/6/2022	239	0.00000%	0.07000%	CGMRC	NAP
56		4823	6312 North Nagle Avenue	114	8/6/2021	354	0.00000%	0.07000%	CGMRC	NAP
57		4821	AA Storage at Fair Park	116	10/6/2021	356	0.00000%	0.07000%	CGMRC	NAP
58		4879	Ellis Street Apartments	113	7/6/2021	353	0.00000%	0.07000%	CGMRC	NAP
59		4657	Arlington Acres MHP	113	7/6/2021	293	0.00000%	0.07000%	CGMRC	NAP
60		4928	Grandshire Estate	114	8/6/2021	324	0.00000%	0.07000%	CGMRC	NAP
61		4977	Millside Office Building	114	8/6/2021	354	0.05000%	0.07000%	CGMRC	NAP
62		5455	Autumn Oaks	119	1/6/2022	359	0.00000%	0.07000%	CGMRC	NAP
63		5101	Westpark Business Center	55	9/6/2016	295	0.05000%	0.07000%	CGMRC	NAP
65		4970	West Davidson Village	114	8/6/2021	258	0.05000%	0.07000%	CGMRC	NAP
67		5146	Wheel Estates MHP	116	10/6/2021	356	0.00000%	0.07000%	CGMRC	NAP
68		4919	Meyerland Center	114	8/6/2021	354	0.00000%	0.07000%	CGMRC	NAP
70		5211	Eldora Estates and Shady Acres MHP Portfolio	117	11/6/2021	357	0.00000%	0.07000%	CGMRC	NAP
70.01		5211-1	Eldora Estates
70.02		5211-2	Shady Acres Resort
72		5001	Regal Parking Garage	53	7/6/2016	0	0.00000%	0.07000%	CGMRC	NAP
73		5280	Edgewood Square Shopping Center	119	1/6/2022	359	0.00000%	0.07000%	CGMRC	NAP
74		5008	LARP II Portfolio	56	10/6/2016	356	0.00000%	0.07000%	CGMRC	NAP
74.01		5008-1	5528 South Cornell Avenue
74.02		5008-2	1018 East 54th Street
75		4365	Hobe Village	116	10/6/2021	326	0.00000%	0.07000%	CGMRC	NAP
76		5263	Regency Plaza - Food Lion	113	7/6/2021	353	0.00000%	0.07000%	CGMRC	NAP
77		5125	Lockaway Self Storage	114	8/6/2021	294	0.05000%	0.07000%	CGMRC	NAP
80		5330	Gulf Breeze MHP	58	12/6/2016	358	0.00000%	0.07000%	CGMRC	NAP
1	Affiliates of the borrower have entered into a master lease with the borrower for 10 units totaling approximately 24,532 square feet at the Mortgaged Property, which represents approximately 27.3% of the total net rentable area. The 10 borrower affiliates sublease their individual premises under the master lease, and each sublease is guaranteed individually by the tenant.
2	An affiliate of the borrower has made a subordinated loan to the borrower in the amount of $1,000,000 secured by the related Mortgaged Property. In addition, an affiliate of the borrower has made unsecured subordinated loans to the borrower for deferred developer fees, and the unpaid principal balance plus accrued interest as of November 30, 2011 totals $10,796,284. Furthermore, the general partner of the borrower has made unsecured subordinated loans to the borrower and may continue to make additional subordinate loan advances pursuant to the limited partnership agreement of the borrower, and the unpaid principal balance plus accrued interest as of November 30, 2011 totals $9,048,720. All of the subordinated loans are subject to subordination and standstill agreements in favor of the mortgage lender. Payments under the subordinated loans are permitted only from excess cash flow from the related Mortgaged Property after all then-current obligations of the borrower under the Mortgage Loan documents have been satisfied in full and only if no event of default then exists under the Club at Spring Valley Mortgage Loan. Without the prior consent of the lender and until the Club at Spring Valley Mortgage Loan has been paid in full for more than one year and one day, the holders of the subordinated loans have waived all rights to issue default notices, accelerate the subordinate loans and pursue remedies available as a result of an event of default under the subordinated loans.

EXHIBIT B

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

B-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(1)	Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller constitutes a legal, valid and binding assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Exhibit C (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-Off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage
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Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Exhibit C, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for
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the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(10)	Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-Off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-Off Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-Off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
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(12)	Condemnation. As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-Off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Seller to Depositor or its servicer.
(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-Off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.
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(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-Off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable
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law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-Off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage
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Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

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(28)	Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-Off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan
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Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Exhibit C, or (vii) as set forth on Exhibit B-30-1 by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on Exhibit B-30-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on Exhibit B-30-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-Off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-Off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-Off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
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(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (i) 110% of the allocated loan amount for the real property to be released and (ii) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

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(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides
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that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or
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otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit B. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-Off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance
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with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to this Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-Off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Exhibit B-30-3.
(44)	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Loan Documents,
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and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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Exhibit B-30-1

List of Mortgage Loans with Current Mezzanine Debt

None.

B-30-1-1

Exhibit B-30-2

List of Mortgage Loans with Permitted Mezzanine Debt

Loan #	Mortgage Loan
3	SunTrust International Center
4	LHG Hotel Portfolio
B-30-2-1

Exhibit B-30-3

List of Cross-Collateralized and Cross-Defaulted Mortgage Loans

Loan #	Mortgage Loan
35	Cottage Cove
36	Homestead Village
B-30-3-1

EXHIBIT C

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Representation		Mortgage Loan	Description of Exception

(5)	Lien; Valid Assignment	Holiday Inn Express – Baltimore, MD (No. 54)	Mortgagor is party to a one page parking agreement that purportedly leases 28 parking spaces in a parking lot in the vicinity of the Mortgaged Property, and while the related Mortgage includes in its granting clause the rights of the Mortgagor in such agreement, the parking contract is not a Ground Lease and is not included as a leasehold on the Mortgage Loan Schedule, and the Mortgage does not create a legal, valid and enforceable first lien on the fee interest or leasehold interest under a Ground Lease, the Title Policy does not include the parking agreement, the parking agreement is not part of the Mortgaged Property and the parking agreement is excepted from the representations regarding Ground Leases.

(6)	Permitted Liens; Title Insurance	Holiday Inn Express – Baltimore, MD (No. 54)	Mortgagor is party to a one page parking agreement that purportedly leases 28 parking spaces in a parking lot in the vicinity of the Mortgaged Property, and while the related Mortgage includes in its granting clause the rights of the Mortgagor in such agreement, the parking contract is not a Ground Lease and is not included as a leasehold on the Mortgage Loan Schedule, and the Mortgage does not create a legal, valid and enforceable first lien on the fee interest or leasehold interest under a Ground Lease, the Title Policy does not include the parking agreement, the parking agreement is not part of the Mortgaged Property and the parking agreement is excepted from the representations regarding Ground Leases.

(6)	Permitted Liens; Title Insurance	Emerald Hospitality Portfolio (No. 24)	One of the Mortgaged Properties, located in Wooster, Ohio, is subject to an option to purchase for a fair market value determined in accordance with the related option agreement, and exercisable in certain circumstances. A subordination agreement was obtained at the time of origination and the title insurance policy includes an endorsement with respect to the subordination of the option to the lien of the related mortgage, and, pursuant to an estoppel, the option holder agreed (i) to waive the option to purchase for so long as the related Mortgage Loan is outstanding, and (ii) not to exercise the option in the event the mortgage lender acquires title to the related Mortgaged Property by foreclosure or deed-in-lieu of foreclosure for so long as the mortgage lender owns such Mortgaged Property.

(6)	Permitted Liens; Title Insurance	Club at Spring Valley (No. 39)	The related Mortgaged Property is subject to agreements, covenants and restrictions relating to its participation in the Section 42/Low Income Housing Tax Credit program, which limit and otherwise affect and restrict leasing and operations at the related Mortgaged Property, including requirements limiting rents and that the Mortgaged Property be leased as residential apartments to qualified low income tenants.

(6)	Permitted Liens; Title Insurance	Wheel Estates MHP (No. 67)	In the case of each of these Mortgage Loans, the title policy for the related Mortgage Loan contains title exceptions for certain oil and gas leases, which permit the lessee thereunder to mine and extract oil, gas and other resources from the related Mortgaged Property, although drilling on the Mortgaged Property itself is not permitted (although drilling sideways underground so as to extract resources from underneath the Mortgaged Property is permitted).

(6)	Permitted Liens; Title Insurance	Eldora Estates and Shady Acres MHP Portfolio (No. 70)	The title policy for the Mortgage Loan contains title exceptions for certain oil and gas leases, which permit the tenant thereunder to mine and explore for oil and gas on the related Mortgaged Property. The Mortgagor covenants in the related Mortgage Loan documents that upon any notice or evidence of such mining or exploration, the Mortgagor shall notify the seller, shall obtain an environmental liability insurance policy and shall repair and remediate any damage resulting therefrom.

(6)	Permitted Liens; Title Insurance	Preston Belt Line Office Park (No. 34)	The Mortgaged Property is subject to a deed restriction that limits the height of the building, and the height of the building is in excess of such height restriction, although a comprehensive endorsement to the lender’s title insurance policy was obtained.

(7)	Junior Liens	Club at Spring Valley (No. 39)	There is a $1,000,000 subordinate mortgage loan secured by the related Mortgaged Property.
C-1

Representation		Mortgage Loan	Description of Exception

(13)	Actions Concerning Mortgage Loan	CJL Realty Portfolio (No. 14)	Certain of the guarantors of certain non-recourse carve-out obligations respecting the related Mortgage Loan (who own equity interests in the related Mortgagors) (i) are principals, or affiliates of principals, of a residential development business that filed for Chapter 11 bankruptcy, and (ii) have had judgments entered against them and also are involved in managing workouts, foreclosures, deed in lieu of foreclosures and managing financial issues with respect to their residential home development portfolio.

(13)	Actions Concerning Mortgage Loan	Holiday Inn Express – Baltimore, MD (No. 54)	The related Mortgagor was the subject of a bankruptcy proceeding; the final order in such bankruptcy was issued by the United States Bankruptcy Court for the District of Maryland on November 22, 2011.

(13)	Actions Concerning Mortgage Loan	LHG Hotel Portfolio (No. 4)	Two class action lawsuits have been brought against a party or parties involved in the transactions by which the ownership interests in the guarantor of certain non-recourse carve-out obligations of the related Mortgage Loan (who also own equity interests in the related Mortgagor) were acquired, and the party(ies) defendant to such lawsuits has claimed to be entitled to indemnification for such lawsuits from such guarantor.

(16)	Insurance	LHG Hotel Portfolio (No. 4)	The Mortgage Loan documents permit the borrower to maintain a blended insurance program in which the insurers are not in each case required to maintain the claims-paying or financial strength ratings indicated in the representation.

(16)	Insurance	Club at Spring Valley (No. 39) and Ellis Street Apartments (No. 58)	In the case of each of these Mortgage Loans, the Mortgage Loan documents allow lender to hold and disburse insurance proceeds in excess of 5% of the original loan amount (not the outstanding loan amount).

(17)	Access; Utilities; Separate Tax Lots	AA Storage at Fair Park (No. 57) and Westpark Business Center (No. 63)	In the case of each of these Mortgage Loans, the related Mortgaged Property is not a separate tax parcel, though tax escrows of an amount sufficient to pay taxes for the existing tax parcel is required unless and until a separate tax lot for the related Mortgaged Property is created.

(18)	No Encroachments	Red Rose Commons (No. 10), 145 Spring Street & 474 Broome Street (No. 32) and Regal Parking Garage (No. 72)	In the case of each of these Mortgage Loans, the building and other improvements within which the Mortgaged Property is located are part of a condominium and thus are not included within the boundaries of the related Mortgaged Property.

(18)	No Encroachments	Regal Parking Garage (No. 72)	The survey has not been delivered. Accordingly, the title policy has a general survey exception.

(24)	Local Law Compliance	6312 North Nagle Avenue (No. 56)	There are certain open building code violations at the Mortgaged Property.

(24)	Local Law Compliance	Ellis Street Apartments (No. 58)	In the case of each of these Mortgage Loans, there are certain open city code violations at the related Mortgaged Property.

(24)	Local Law Compliance	145 Spring Street & 474 Broom Street (No. 32)	Under the applicable zoning and certificate of occupancy, the Mortgaged Property may only be used for joint living work quarters for registered artists. The current occupants at the property are not all artists. The Mortgage Loan documents contain covenants that the borrower will have to enforce the leases in the event violations are issued from the Department of Building and the borrower must timely pay the fines.

(25)	Licenses and Permits	6312 North Nagle Avenue (No. 56)	There are certain open building code violations at the Mortgaged Property. The related Mortgagor covenanted in the related Loan Documents to use cure all building violations and use commercially reasonable efforts to cause the violations to be removed of record.

(25)	Licenses and Permits	Ellis Street Apartments (No. 58)	There are certain open city code violations, including without limitation the following: (a) missing Carbon Monoxide Detectors; (b) peeled painted surfaces in isolated areas of exterior stairways; (c) handrails/guardrails missing on some stairwells to garden level basement areas (recently repaired); (d) broken window pane and screen; (e) exterior wall mortar washed out in isolated small sections near grade areas; and (f) buzzer/intercom system in need of repair. Mortgagor is required to use commercially reasonable efforts after the closing of the Loan to diligently pursue the resolution and removal from record of such violations.

(25)	Licenses and	145 Spring Street & 474	Under the applicable zoning and certificate of occupancy, the Mortgaged
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Representation		Mortgage Loan	Description of Exception
	Permits	Broome Street (No. 32)	Property may only be used for joint living work quarters for registered artists. The current occupants at the property are not all artists. The Mortgage Loan documents contain covenants that the borrower will have to enforce the leases in the event violations are issued from the Department of Building and the borrower must timely pay the fines.

(26)	Recourse Obligations	SunTrust International Center (No. 3)	In lieu of recourse for the commission of intentional material physical waste at the Mortgaged Property, the loan agreement provides for recourse to the extent of losses in connection with damage or destruction to the Property caused by the willful or grossly negligent acts or omissions of Borrower and/or the removal or disposal of any portion of the Property after an Event of Default.

(27)	Mortgage Releases	SunTrust International Center (No. 3)	The partial release of the parking garage parcel of the Mortgaged Property is permitted, subject to (i) the debt service coverage ratio calculated under the related Mortgage Loan documents for the remaining Mortgaged Property is greater than the greater of (a) the debt service coverage ratio for the Mortgaged Property immediately prior to the release and (b) 1.35x, (ii) the loan-to-value ratio calculated under the related Mortgage Loan documents for the remaining Mortgaged Property is not greater than the lesser of (a) 73.66% and (b) the loan-to-value ratio for the Mortgaged Property immediately prior to the release, (iii) the debt yield calculated under the related Mortgage Loan documents for the remaining Mortgaged Property is greater than the greater of (a) the debt yield for the Mortgaged Property immediately prior to the release and (b) 9.1%, and (iv) partial prepayment (with accompanying yield maintenance calculated pursuant to the loan documents) of the Mortgage Loan in an amount equal to $6,000,000.

(29)	Act of Terrorism Exclusion	SunTrust International Center (No. 3)	So long as TRIA is in effect, borrower must obtain and maintain terrorism insurance for Certified and Non-Certified acts (as such terms are defined in TRIA) in an amount equal to the full replacement cost of the Mortgaged Property plus 18 months of business interruption coverage. If TRIA or a similar or subsequent statute is not in effect, then the policies shall not exclude coverage for acts of terror or similar acts of sabotage unless terrorism insurance is not commercially available, in which case, borrower shall obtain stand-alone coverage in commercially reasonable amounts (i.e., amounts that would be (x) obtained by property owners of properties located in markets similar to that of the Mortgaged Property and similar in size and type to the Mortgaged Property and (y) required by prudent institutional lenders).

(30)	Due on Sale or Encumbrance	Preston Belt Line Office Park (No. 34) and Forest Green Office Park (No. 44)	In the case of each of these Mortgage Loans, indirect equity ownership interests in the related borrower were pledged as security for a loan facility extended to certain owners of such indirect interests or their affiliates.

(30)	Due on Sale or Encumbrance	Red Rose Commons (No. 10)	Certain pledges of indirect equity interests in the borrower by certain designated sponsors of the borrower or their family members and/or affiliates, and certain pledges of ownership interests in such designated sponsors of the borrower or their family members and/or affiliates (and thus indirectly in the related borrower), are permitted subject to certain requirements in the loan documents, including that the repayment of the loan, guaranty, debt and/or other applicable obligation secured by such pledge(s) is not specifically tied to the cash flow of the Mortgaged Property.

(30)	Due on Sale or Encumbrance	Regal Parking Garage (No. 72)	The Mortgage Loan documents allow, subject to satisfaction of conditions set forth therein, the related borrower to convert its ownership structure into a tenancy in common or a Delaware statutory trust, with related transfers to third parties of tenant in common interest or beneficial interests in the Delaware statutory trust, such that legal and/or beneficial title to the related Mortgaged Property may be owned by such tenants in common or Delaware statutory trust.

(31)	Single-Purpose Entity	Club at Spring Valley (No. 39)	The organizational documents for the Mortgagor do not include single purpose entity covenants, though such covenants are included in the related Mortgage Loan documents, subject to permitted indebtedness (including a $1,000,000 subordinate mortgage loan to the Mortgagor secured by the related Mortgaged Property, subject to a subordination and standstill agreement, and certain unsecured subordinate loans to the
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Representation		Mortgage Loan	Description of Exception
Mortgagor that exist and are permitted in the future).

(31)	Single-Purpose Entity	Freedom Self Storage Portfolio (No. 47), Ellis Street Apartments (No. 58) and LARP II Portfolio (No. 74)	In the case of each of these Mortgage Loans, unsecured subordinate loans from any member of Mortgagor for the sole purpose of working capital are permitted, provided, among other conditions, that such loans are paid solely from excess cash flow from the Mortgaged Property.

(31)	Single-Purpose Entity	Timbercrest Village MHP (No. 31)	The related Mortgagor owned two manufactured homes on the Mortgaged Property at the time of origination of the related Mortgaged Property, which it has undertaken to transfer out of the Mortgagor within 150 days after origination.

(31)	Single-Purpose Entity	Wheel Estates MHP (No. 67)	At the origination of the Mortgage Loan, the Mortgagor owned certain mobile homes located at the Mortgaged Property, which it has undertaken to transfer out of the Mortgagor within ninety (90) days after origination.

(32)	Defeasance	Ellis Street Apartments (No. 58) and LARP II Portfolio (No. 74)	In the case of each of these Mortgage Loans, the related Mortgage Loan documents require that the related Mortgagor deliver an opinion of counsel stating that the related Mortgagee has a perfected security interest in the defeasance collateral (as opposed to an opinion stating that Mortgagee has a perfected first priority security interest).

(34)	Ground Leases	Holiday Inn Express – Baltimore, MD (No. 54)	Mortgagor is party to a one page parking agreement that purportedly leases 28 parking spaces in a parking lot in the vicinity of the Mortgaged Property, and while the related Mortgage includes in its granting clause the rights of the Mortgagor in such agreement, the parking contract is not a Ground Lease and is not included as a leasehold on the Mortgage Loan Schedule, and the Mortgage does not create a legal, valid and enforceable first lien on the fee interest or leasehold interest under a Ground Lease, the Title Policy does not include the parking agreement, the parking agreement is not part of the Mortgaged Property and the parking agreement is excepted from the representations regarding Ground Leases.

(34)	Ground Leases	SunTrust International Center (No. 3)	The ground lease is freely assignable but no assignment or transfer, except executed as a security for a debt, shall be valid unless the assignee shall expressly assume and agree to perform each and every covenant of the ground lease in a written instrument, in recordable form for recording in the Office of the Clerk of the Circuit Court in Dade County, Florida, and an executed original of such written instrument is recorded in the Office of the Clerk of the Circuit Court in Dade County, Florida and a copy of such written instrument is delivered to ground lessor.

(39)	Organization of Mortgagor	Preston Belt Line Office Park (No. 34) and Forest Green Office Park (No. 44)	The Mortgagor under each of these Mortgage Loans is affiliated with the other Mortgagor.

(39)	Organization of Mortgagor	Timbercrest Village MHP (No. 31) and Eldora Estates and Shady Acres MHP Portfolio (No. 70)	The Mortgagor under each of these Mortgage Loans is affiliated with the other Mortgagors.

(39)	Organization of Mortgagor	Cottage Cove (No. 35), Homestead Village (No. 36) and Autumn Oaks (No. 62)	The Mortgagor under each of these Mortgage Loans is affiliated with the other Mortgagors.

(39)	Organization of Mortgagor	Rockfish Commons (No. 51), Shoppes at Summit (No. 52) and West Davidson Village (No. 65)	The Mortgagor under each of these Mortgage Loans is affiliated with the other Mortgagors.
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EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

[                              ] (“Seller”) hereby certifies as follows:

1.	All of the representations and warranties (except as set forth on Exhibit C) of the Seller under the Mortgage Loan Purchase Agreement, dated as of February 1, 2012 (the “Agreement”), between GS Mortgage Securities Corporation II and Seller, are true and correct in all material respects on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement) with the same force and effect as if made on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement).
2.	The Seller has complied in all material respects with all the covenants and satisfied all the conditions on its part to be performed or satisfied under the Agreement on or prior to the date hereof and no event has occurred which would constitute a default on the part of the Seller under the Agreement.
3.	Neither the Prospectus, dated January 13, 2012, as supplemented by the Prospectus Supplement, dated January 24, 2012 (collectively, the “Prospectus”), relating to the offering of the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, nor the Offering Circular, dated January 24, 2012 (the “Offering Circular”), relating to the offering of the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R Certificates, in the case of the Prospectus and the Prospectus Supplement, as of the date of the Prospectus Supplement or as of the date hereof, or the Offering Circular, as of the date thereof or as of the date hereof, included or includes any untrue statement of a material fact relating to the Mortgage Loans and/or the Seller or omitted or omits to state therein a material fact required to be stated therein or necessary in order to make the statements therein relating to the Mortgage Loans and/or the Seller, in light of the circumstances under which they were made, not misleading.

Capitalized terms used herein without definition have the meanings given them in the Agreement.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

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Certified this [   ] day of February, 2012.

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:
Name:
Title:
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